FOR IMMEDIATE RELEASE
For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces Earnings for Year and Quarter Ended June 2007

Lewiston, MAINE (August 3, 2007) – Northeast Bancorp (AMEX: NBN), the parent company of Northeast Bank, reported earnings for the fiscal year ended June 30, 2007 of $1,886,677, or $0.76 per diluted share, as compared to earnings of $4,004,199, or $1.59 per diluted share, for the prior fiscal year. Fourth quarter earnings for the 2007 period were $489,686, or $0.20 per diluted share, compared to $1,017,165, or $0.41 per diluted share, for the same period in 2006. The decline in earnings for the year-end and the quarter-end periods was attributable to a decrease in net interest income, a decline in earning assets, as well as to the increased cost to retain and grow core deposits and expenses related to four previously announced insurance agency acquisitions.

Jim Delamater, President and CEO noted “Fiscal 2007 was a year of significant change for Northeast as we took bold moves to grow our infrastructure in support of the Company’s strategic plan to achieve full diversification of our revenue streams. The most important move was the rapid expansion of our insurance subsidiary, Northeast Bank Insurance Group, Inc., which has grown to eleven agency offices.” The four agencies are projected to bring in over $1.5 million in projected commission revenue and gave Northeast entry into three new markets including Turner, Livermore Falls, and Scarborough.

Total assets at fiscal year end were approximately $557 million as compared to approximately $563 million at the same date in 2006. Net interest income for the year ended June 30, 2007 was $15,585,357, representing a 17% decrease over $18,695,602 for the same period last year. As a result, net interest margin for the fiscal year (net interest income expressed as a percentage of interest earning assets) declined from 3.49% to 2.99%.

“In the face of a challenging real estate market and irrational pricing, we remained committed to maintaining a conservative pricing strategy and cultivating a diligent credit culture; these strategies have resulted in a decline in earning assets. We recognize that these decisions have impacted earnings in the short-term; however, we believe that preserving the strength of the balance sheet is the right thing to do for the long-term,” continued Delamater.

Noninterest income for the year ended June 30, 2007 was $7,944,827, representing a 20% increase over $6,594,881 for the same period in 2006. This increase was attributable to higher commission revenue from Northeast Financial, a division of Northeast Bank, and Northeast Bank Insurance Group. Trust and private banking services also continued to contribute to the revenue stream. In addition, gain on loan sales increased significantly as the Company further developed relationships with national conduit lenders for selling commercial loans and residential real estate mortgages.

 “We are pleased with the results delivered in our financial services areas as we develop higher income diversity and grow noninterest income, which made up 34% of the revenue stream for the fiscal year ended June 30, 2007, an increase of eight percentage points over the prior fiscal year. We will continue to demonstrate our ability to build a full-service financial company to serve the needs of today’s sophisticated customers.”

Northeast Bancorp common shares trade on the American Stock Exchange with approximately 2.4 million shares outstanding and, as of June 30, 2007, book value per share was $16.68. The Company reports that it continues to focus on increasing shareholder value and, as part of those efforts, it regularly reviews its capital levels and evaluates the repurchase of its common stock whenever this action is deemed to be a good use of the Company’s funds and is in the best interests of shareholders. Under the 2006 stock repurchase plan, 3,800 shares were repurchased in fiscal 2007. The remaining repurchase authority under the 2006 plan is 196,200 shares.

Northeast Bancorp, headquartered at 500 Canal Street, Lewiston, ME 04240, is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank, together with its wholly owned subsidiary, Northeast Bank Insurance Group, Inc., operates 23 retail and insurance locations and derives its income from a combination of traditional banking services and non-traditional financial products and services including insurance, investments, trust and private banking.

Management encourages present and prospective shareholders to contact President & CEO Jim Delamater directly to discuss the Company, its products and services, and ongoing efforts to develop shareholder value.  He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person interested in utilizing the services of Northeast Bancorp or its subsidiaries or interested in learning more about the Company should access its web site at www.northeastbank.com.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Northeast Bancorp.  Such forward-looking statements reflect the Company’s current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projections about its business and its industry, and they involve inherent risks and uncertainties.  Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors.  Accordingly, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct.  Actual results could differ materially from those expressed or implied by such forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in technology, changes in securities markets, and the availability of and the costs associated with sources of liquidity.  Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements.  For a more complete discussion of certain risks and uncertainties affecting the Company, please see “Item 1.  Business Forward-Looking Statements and Risk Factors” set forth in the Company’s Form 10-K for year ended June 30, 2006.

Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC.  Important information—Securities, annuities, and insurance products are not deposit products, are not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,		%	June 30,		%
	2007	2006	Change	2007	2006	Change
Selected financial information

Income statement data:

Interest income	$8,802	$9,011	-2%	$35,682	$35,456	1%
Interest expense	5,128	4,598	12%	20,097	16,761	20%
Net interest income	3,674	4,413	-17%	15,585	18,695	-17%
Provision for loan losses	113	300	-62%	989	1,226	-19%
Net interest income after provision for loan losses	3,561	4,113	-13%	14,596	17,469	-16%
Gain on sale of loans	210	95	121%	869	309	181%
Gain on securities	12	6	100%	42	17	147%
Other noninterest income	1,986	1,930	3%	7,034	6,269	12%
Noninterest expense	5,176	4,673	11%	20,075	18,209	10%
Operating income before income tax	593	1,471	-60%	2,466	5,855	-58%
Income tax expense	103	454	-77%	579	1,851	-69%
Net income	$490	$1,017	-52%	$1,887	$4,004	-53%

Per share data:
Basic earning per common share	$0.20	$0.42	-52%	$0.77	$1.61	-52%
Diluted earnings per common share	$0.20	$0.41	-51%	$0.76	$1.59	-52%
Weighted average shares outstanding:
Basic	2,452,548	2,444,907	0%	2,451,610	2,493,560	-2%
Diluted	2,468,978	2,469,364	0%	2,470,670	2,526,095	-2%

Book value per share	16.68	15.98		16.68	15.98
Tangible book value per share	13.83	15.03		13.83	15.03

Net interest margin	2.87%	3.35%		2.99%	3.49%
Net interest spread	2.46%	2.98%		2.59%	3.15%
Return on average assets (annualized)	0.36%	0.72%		0.34%	0.70%
Return on equity (annualized)	4.70%	10.34%		4.59%	9.95%
Tier I leverage ratio (Bank)	8.60%	9.07%		8.60%	9.07%
Tier I risk-based capital ratio (Bank)	11.45%	12.18%		11.45%	12.18%
Total risk-based capital ratio (Bank)	12.70%	13.44%		12.70%	13.44%
Efficiency ratio	88%	73%		85%	72%
Nonperforming loans	5,090	8,226		5,090	8,226
Total nonperforming assets	5,090	8,227		5,090	8,227
Nonperforming loans as a % of total loans	1.20%	1.89%		1.20%	1.89%
Nonperforming assets as a % of total assets	0.91%	1.46%		0.91%	1.46%

	June 30,		%
	2007	2006	Change
Balance sheet highlights:

Available for sale securities, at market	$86,348	$86,138	0%
Loans held for sale	1,636	681	140%
Loans	425,571	435,663	-2%
Allowance for loan losses	5,756	5,496	5%
Total assets	556,994	562,918	-1%

Deposits:
NOW and money market	61,459	63,862	-4%
Savings	21,145	24,247	-13%
Certificates of deposits	223,071	217,187	3%
Brokered time deposits	22,546	51,859	-57%
Noninterest-bearing deposits	36,333	38,138	-5%
Total deposits	364,554	395,293	-8%

Borrowings	147,564	124,803	18%
Shareholders' equity	40,850	39,096	4%

Shares outstanding	2,448,832	2,447,132	0%